UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
May 31, 2006
(Date of Earliest Event Reported)
West Corporation
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

000-21771	47-0777362
(Commission File Number)	(I.R.S. Employer Identification No.)
11808 Miracle Hills Drive, Omaha, Nebraska 68154
(Address of principal executive offices)
Registrant’s telephone number, including area code: (402) 963-1200
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☑ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Additional Information and Where to Find It
In connection with the proposed transaction, West Corporation intends to file a proxy statement and other relevant materials with the Securities and Exchange Commission (“SEC”), and will furnish to stockholders of West Corporation, such proxy statement. BEFORE MAKING ANY VOTING DECISION WITH RESPECT TO THE PROPOSED TRANSACTION, STOCKHOLDERS OF WEST CORPORATION ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proxy statement and other relevant materials, and any other documents filed by West Corporation with the SEC, may be obtained (when available) free of charge at the SEC’s website at www.sec.gov. In addition, stockholders of West Corporation may obtain free copies of the documents filed with the SEC by directing a request through the Investors Relations portion of West Corporation’s website at www.west.com or by mail to West Corporation, 11808 Miracle Hills Drive, Omaha, NE, 68154, attention: Investor Relations, telephone: (402) 963-1500. You may also read and copy any reports, statements and other information filed by West Corporation with the SEC at the SEC public reference room at 450 Fifth Street, N.W. Room 1200, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.
West and certain of its directors, executive officers and other members of its management and employees may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of the persons who may be considered “participants” in the solicitation is set forth in West’s proxy statements and Annual Reports on Form 10-K (including any amendments thereto), previously filed with the SEC, and in the proxy statement relating to the merger when it becomes available.
Item 1.01. Entry into a Material Definitive Agreement.
Merger Agreement
On May 31, 2006, West Corporation (the “Company”) announced that it had entered into an Agreement and Plan of Merger, dated as of May 31, 2006, between Omaha Acquisition Corp., a Delaware corporation (“Newco”), and the Company, pursuant to which Newco will merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation (the “Surviving Corporation”). Newco is an affiliate of Thomas H. Lee Partners and Quadrangle Group LLC.
Pursuant to and subject to the terms and conditions set forth in the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of common stock, par value $.01 per share, of the Company (the “Shares”) (other than Shares held by Gary and Mary West, who are directors of the Company and holders of approximately 56% of the outstanding Shares, and any Shares owned by any stockholders who are entitled to and who properly exercise appraisal rights under Delaware law) shall be canceled and shall be converted into the right to receive $48.75 in cash. Shares held by Gary and Mary West will be treated as follows: (i) approximately 85% of their current Shares will be converted into the right to receive $42.83 per share in cash and (ii) their remaining 5.8 million Shares will be converted into shares of the Surviving Corporation. The different treatment of Shares held by Gary and Mary West was requested by the Special Committee of the Company’s Board of Directors and required by the equity sponsors in order to deliver a higher cash price per share to the public stockholders. Certain members of management may elect to convert Shares held by them and, subject to Newco’s approval, Shares credited to their deferred compensation plan accounts and options to purchase Shares into shares (or options to purchase shares) of the Surviving Corporation.
The Company made customary representations, warranties and covenants in the Merger Agreement. In addition, pursuant to the Merger Agreement, the Company will have the right to solicit competing proposals for 21 days from the date of execution of the Merger Agreement and may continue discussions after that time with any party that submits a written proposal that the Company’s Board of Directors determines could reasonably be expected to result in a superior transaction. After the 21 day period, the Company may not solicit competing proposals or, subject to exceptions to permit the Board of Directors to take actions required by their fiduciary duties, participate in any discussions or negotiations regarding alternative business combination transactions.

The Merger is conditioned on the approval and adoption of the Merger Agreement by a majority of the stockholders of the Company, receipt of all required regulatory approvals and other customary closing conditions.
Newco has obtained equity and debt financing commitments for the transactions contemplated by the Merger Agreement, the aggregate proceeds of which will be sufficient for the Surviving Corporation to pay the aggregate merger consideration and all related fees and expenses.
The Company may terminate the Merger Agreement under certain circumstances, including if its Board of Directors changes its recommendation to the stockholders as required by its fiduciary duties under applicable law (with or without the presence of a superior alternative transaction). In connection with any such termination, the Company has agreed to pay Newco a fee of $93 million and reimbursement of Newco’s expenses of up to $15 million. The Company has also agreed to pay Newco a fee of $67 million and reimbursement of such expenses in certain other circumstances specified in the Merger Agreement.
Newco has agreed to pay the Company a fee of $67 million if the Merger Agreement is terminated because Newco fails to obtain the necessary financing for the transaction. Newco has also agreed to pay the Company a fee of $93 million if the Company terminates the Merger Agreement due to a breach by Newco. Affiliates of Thomas H. Lee and Quadrangle Group have entered into guarantee agreements to guarantee Newco’s payment obligations to the Company.
In connection with the Merger Agreement, at the specific request of Newco, and as an inducement to Newco’s willingness to enter into the Merger Agreement, Gary and Mary West have entered into a Voting Agreement with Newco (the “Voting Agreement”). Pursuant to the Voting Agreement, Gary and Mary West have agreed that during the time the Voting Agreement is in effect, at every meeting of the stockholders of the Company or adjournment thereof, to vote any Shares entitled to be voted thereat or to cause any such Shares to be voted: (i) in favor of adoption of the Merger Agreement and (ii) against any extraordinary corporate transaction (other than the Merger) and any other takeover proposal (as defined in the Merger Agreement).
The Voting Agreement and Gary and Mary West’s voting obligations thereunder will terminate upon the earlier to occur of (a) the termination of the Merger Agreement in accordance with its terms, (b) the effective time of the merger, (c) the time at which the Board of Directors of the Company or a committee thereof withdraws or modifies (or adopts or approves any resolution to withdraw or modify, or publicly proposes to make any such withdrawal or modification) its recommendation to stockholders of the Company that the Merger Agreement be adopted or (d) the time at which Newco gives written notice of termination of the Voting Agreement to Gary and Mary West.
Further, Gary and Mary West have agreed during the time the Voting Agreement is in effect, not to, directly or indirectly, grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of, or sell, transfer, assign, pledge, encumber or otherwise dispose of any of, their Shares or any other securities convertible into or exchangeable for Shares, or enter into any contract, option or other arrangement or understanding with respect thereto, other than (i) pursuant to the Merger, (ii) pursuant to the terms of their open market sales plan prior to the termination thereof, or (iii) with the prior written consent of Newco. Gary and Mary West have agreed with Newco that they will terminate their open market sales plan promptly following, and in any event within five business days of, the date of the Voting Agreement.
The foregoing descriptions of the Merger Agreement and the Voting Agreement do not purport to be complete and are qualified in their entirety by reference to the Merger Agreement and the Voting Agreement, which are filed as exhibits hereto and are incorporated herein by reference.
Change in Control Severance Agreements
On May 31, 2006, the Board of Directors authorized the entry into Change in Control Severance Agreements with certain executive officers and other key employees of the Company (the “Change in Control Agreements”). The following summary is qualified in its entirety by reference to the form of the Change in Control Agreement, a copy of which is filed as an exhibit hereto.

Based on the recommendation of the Compensation Committee of the Board of Directors (the “Compensation Committee”), the Board of Directors authorized the Change in Control Agreements in recognition of the importance to the Company and its stockholders of assuring that the Company has the continued dedication and full attention of certain key employees prior to and after the consummation of the Merger.
An employee who enters into a Change in Control Agreement is entitled to the following severance benefits if the employee’s employment with the Company terminates during the two-year period following the consummation of the Merger for any reason other than cause, resignation without good reason, death or disability (as such terms are defined in the Change in Control Agreement) or if the employee’s employment is terminated by the Company without cause prior to the consummation of the Merger at the direction or request of Newco:
•	any unpaid base salary and bonus;

•	a prorated bonus for the year in which the termination occurs, based on the higher of the target bonus for the year of termination or the year in which the Merger is consummated;

•	a lump sum payment equal to (i) the sum of the employee’s highest annual base salary in effect during the 12 months prior to the termination date plus the employee’s target annual bonus in effect immediately prior to the termination date (or, if higher, the average of the employee’s bonuses during the three years prior to the date of the Merger) if the employee is a Tier 3 or 4 employee, (ii) a lump sum payment equal to two times such sum if the employee is a Tier 2 employee or (iii) a lump sum payment equal to three times such sum if the employee is a Tier 1 employee;

•	continued benefit coverage for the employee and his or her dependents for a period of (i) one year after the date of termination if the employee is a Tier 3 or 4 employee, (ii) two years after the date of termination if the employee is a Tier 2 employee or (iii) three years after the date of termination if the employee is a Tier 1 employee;

•	accelerated vesting of any long-term incentive award (including, without limitation, any option, restricted stock, restricted stock unit, or other equity-based award) held by the employee, with any applicable performance goals deemed satisfied at the target level; and

•	outplacement assistance for a period of (i) six months if the employee is a Tier 3 or 4 employee or (ii) 12 months if the employee is a Tier 1 or 2 employee, but having a cost not in excess of $15,000 per employee.
Mr. Barker is a Tier 1 employee. Ms. Berger is a Tier 2 employee. Messrs. Etzler, Mendlik, Stangl and certain other employees are Tier 3 and 4 employees. As of the date hereof, the Company has not entered into any Change in Control Agreements with any person but expects to do so prior to the closing of the Merger.
The severance benefits under the Change in Control Agreement are in lieu of any consulting compensation paid under the employee’s existing employment agreement, but the employment agreement, including the confidentiality, noncompetition and developments covenants therein, remains in effect. If the payments to the employee would cause the employee to be subject to an excise tax under section 4999 of the Internal Revenue Code of 1986, as amended, either the payments will be reduced, if a reduction constitutes less than 10 percent of the aggregate after-tax proceeds to the employee absent the reduction, or the employee will receive a gross-up payment in an amount equal to the excise tax and all taxes on the gross-up payment.
Senior Management Transaction Bonus Plan
On May 31, 2006, based on the recommendation of the Compensation Committee, the Board of Directors adopted a Senior Management Transaction Bonus Plan for the benefit of certain executive officers and other key employees of the Company (the “Senior Management Transaction Bonus Plan”). The following summary is qualified in its entirety by reference to the text of the Senior Management Transaction Bonus Plan, a copy of which is filed as an exhibit hereto.
The Board of Directors adopted the Senior Management Transaction Bonus Plan in recognition of the importance to the Company and its stockholders of assuring that the Company has the continued dedication and full attention of certain key employees prior to the consummation of the Merger and to reward such key employees for their contributions toward a successful completion of the Merger.
The participants in the Senior Management Transaction Bonus Plan are Mr. Barker, Ms. Berger, Messrs. Etzler, Mendlik, Stangl and four other employees.
If a participant continues in employment through the consummation of the Merger or is terminated by the Company without cause prior to the consummation of the Merger at the direction or request of Newco, such participant will be eligible for a transaction incentive bonus consisting of a base and discretionary amount, in the following maximum amounts: in the case of Mr. Barker, $770,000, in the case of Ms. Berger, $568,750, in the case of Mr. Mendlik and one other employee, $500,000, in the case of one employee, $400,000, and, in the case of Messrs. Etzler, Stangl and two other employees, $250,000. It is the Compensation Committee’s current intention to award these maximum amounts.
Senior Management Retention Plan
On May 31, 2006, based on the recommendation of the Compensation Committee, the Board of Directors adopted a Senior Management Retention Plan for the benefit of certain executive officers and other key employees of the Company (the “Senior Management Retention Plan”). The following summary is qualified in its entirety by reference to the text of the Senior Management Retention Plan, a copy of which is filed as an exhibit hereto.
The Board of Directors adopted the Senior Management Retention Plan in recognition of the importance to the Company and its stockholders of assuring that the Company has the continued dedication and full attention of certain key employees after the consummation of the Merger and to reward such key employees for their contributions toward a successful completion of the Merger.
Participants in the Senior Management Retention Plan include each of the Tier 1, Tier 2, Tier 3 and Tier 4 employees.
If a participant continues employment through the one-year anniversary of the consummation of the Merger, the participant will be eligible for a retention bonus in an amount generally equal to 100% of the participant’s annual cash compensation (2006 base salary and target bonus). Fifty percent of such retention bonus will be paid within three business days after the six-month anniversary and the remainder will be paid within three business days after the one-year anniversary of the consummation of the Merger. If the employees’s employment is terminated by the Company without cause (as defined in the Senior Management Retention Plan) prior to the payment of the full amount of the retention bonus, then the employee will receive the unpaid portion of the retention bonus in a lump sum cash payment.
Item 1.02. Termination of a Material Definitive Agreement.
Suspension and Termination of the 2002 Employees Stock Purchase Plan
On May 31, 2006, based on the recommendation of the Compensation Committee, the Board of Directors approved the suspension of the 2002 Employees Stock Purchase Plan effective as of the beginning of the offering period commencing July 1, 2006, and the termination of the plan effective upon the consummation of the Merger.
Item 8.01. Other Events.
On May 31, 2006, the Company issued a press release announcing the execution of the Merger Agreement, which press release is filed as an exhibit hereto.
Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger, dated as of May 31, 2006, between Omaha Acquisition Corp. and West Corporation

10.1	Form of Change in Control Severance Agreement

10.2	Senior Management Transaction Bonus Plan, dated May 31, 2006

10.3	Senior Management Retention Plan, dated May 31, 2006

99.1	Press Release, dated May 31, 2006

99.2	Voting Agreement, dated May 31, 2006, by and among Gary and Mary West and Newco

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEST CORPORATION
Dated: June 5, 2006	By:	/s/ Paul M. Mendlik
Paul M. Mendlik
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

2.1	Agreement and Plan of Merger, dated as of May 31, 2006, between Omaha Acquisition Corp. and West Corporation

10.1	Form of Change in Control Severance Agreement

10.2	Senior Management Transaction Bonus Plan, dated May 31, 2006

10.3	Senior Management Retention Plan, dated May 31, 2006

99.1	Press Release, dated May 31, 2006

99.2	Voting Agreement, dated May 31, 2006, by and among Gary and Mary West and Newco